Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

(TO BE RENAMED MSG SPHERE CORP.)

AND

MSGE SPINCO, INC.

(TO BE RENAMED MADISON SQUARE GARDEN ENTERTAINMENT CORP.)

Dated as of [●], 2023

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	General Interpretive Principles	8

ARTICLE II
GENERAL PRINCIPLES

Section 2.1	Assumption and Retention of Liabilities; Related Assets	9
Section 2.2	MSG Entertainment Participation in Spinco Plans	10
Section 2.3	Service Recognition	10

ARTICLE III
U.S. QUALIFIED DEFINED BENEFIT PLAN

Section 3.1	Cash Balance Pension Plan	12

ARTICLE IV
U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 4.1	401(k) Plan	12
Section 4.2	Investment and Benefits Committee	12

ARTICLE V
NONQUALIFIED PLANS

Section 5.1	Excess Cash Balance Pension Plan	13
Section 5.2	Excess Retirement Plan	13
Section 5.3	Excess Savings Plan	13
Section 5.4	Executive Deferred Compensation Plan	14
Section 5.5	Transferred Employees	14
Section 5.6	No Separation from Service	15

ARTICLE VI
U.S. HEALTH AND WELFARE PLANS

Section 6.1	Health and Welfare Plans Maintained by Spinco Prior to the Distribution Date	15
Section 6.2	Flexible Spending Accounts Plan	16
Section 6.3	Legal Plan	16
Section 6.4	COBRA and HIPAA	16
Section 6.5	Liabilities	16
Section 6.6	Time-Off Benefits	18
Section 6.7	Severance Pay Plans	19

–i–

–ii–

Section 11.10	Subsidiaries	27
Section 11.11	Title and Headings	27
Section 11.12	Governing Law	28
Section 11.13	Waiver of Jury Trial	28
Section 11.14	Specific Performance	28
Section 11.15	Severability	28

–iii–

Exhibits

Exhibit A	MSG Entertainment Retained Retirement Plans
Exhibit B	Spinco Retained Retirement Plans
Exhibit C	MSG Entertainment Retained Multi-Employer Benefit Plans
Exhibit D	Spinco Retained Multi-Employer Benefit Plans
Exhibit E	Spinco Health & Welfare Plans
Exhibit F	MSG Entertainment Union Relationships
Exhibit G	Spinco Union Relationships
Exhibit H	FY 2024 Annual Cash Incentive Awards

–iv–

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [●], 2023, is by and between Madison Square Garden Entertainment Corp. (to be renamed MSG Sphere Corp. at the Distribution), a Delaware corporation (“MSG Entertainment”), and MSGE Spinco, Inc. (to be renamed Madison Square Garden Entertainment Corp. at the Distribution), a Delaware corporation and an indirect wholly-owned subsidiary of MSG Entertainment (“Spinco” and, together with MSG Entertainment, each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of MSG Entertainment determined that it is in the best interests of MSG Entertainment and its stockholders to separate the business of Spinco, as more fully described in Spinco’s registration statement on Form 10 (collectively, the “Spinco Business”), from MSG Entertainment’s other businesses, on the terms and subject to the conditions set forth in the Distribution Agreement (as defined below);

WHEREAS, in order to effectuate the foregoing, MSG Entertainment and Spinco have entered into a Distribution Agreement, dated as of [●], 2023 (the “Distribution Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the Spinco Business shall be separated from the MSG Entertainment Business, and approximately 67% of the issued and outstanding shares of Spinco Common Stock beneficially owned by MSG Entertainment shall be distributed (the “Distribution”) to the holders of the issued and outstanding MSG Entertainment Common Stock, on the basis of one share of Spinco Class A Common Stock for every one share of MSG Entertainment Class A Common Stock and one share of Spinco Class B Common Stock for every one share of MSG Entertainment Class B Common Stock; and

WHEREAS, MSG Entertainment and Spinco have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans, programs and arrangements, and certain employment matters between and among them.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“401(k) Plan” shall have the meaning ascribed thereto in Section 4.1 of this Agreement.

“Action” means any claim, demand, complaint, charge, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“Actual Benefit Cost” shall have the meaning set forth in Section 6.5(b).

“Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement, including all the exhibits hereto, and all amendments made hereto from time to time.

“Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Cash Balance Pension Plan” means the MSG Entertainment Group, LLC Cash Balance Pension Plan or any successor thereto.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Distribution” shall have the meaning ascribed thereto in the recitals to this Agreement, as the same is further described in the Distribution Agreement.

“Distribution Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Distribution Date” shall have the meaning ascribed thereto in the Distribution Agreement.

“DOL” means the U.S. Department of Labor.

“Effective Date” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.

“Equity Compensation” means, collectively, the MSG Entertainment Options, MSG Entertainment RSUs, Spinco Options, and Spinco RSUs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Benefit Cost” shall have the meaning set forth in Section 6.5(b).

“Former MSG Entertainment Employee” means with respect to an individual whose MSG Entertainment Group employment terminated on or after the Distribution Date, any former employee of any member of the MSG Entertainment Group.

Any individual who is an employee of any member of the Spinco Group on the Distribution Date or a Former Spinco Employee shall not be a Former MSG Entertainment Employee.

“Former Spinco Employee” means:

i.	any individual whose MSG Entertainment Group employment terminated prior to the Distribution Date; and

ii.	with respect to an individual whose Spinco Group employment terminated on or after the Distribution Date, any former employee of any member of the Spinco Group.

Any individual who is an employee of any member of the MSG Entertainment Group on the Distribution Date or a Former MSG Entertainment Employee shall not be a Former Spinco Employee.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE, NASDAQ or other regulatory, administrative or governmental authority.

“Group” means the MSG Entertainment Group and/or the Spinco Group, as the context requires.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Information” shall mean all information, whether in written, oral, electronic or other tangible or intangible form, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, flow charts, data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other financial, legal, employee or business information or data.

“IRS” means the U.S. Internal Revenue Service.

“Law” means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Liabilities” means all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive, or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third-party administrators and costs related thereto or to the investigation or defense thereof.

“Loss” means any claim, demand, complaint, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties, loss, liability, payment, cost or expense arising out of, relating to or in connection with any Action.

“MSG Entertainment” shall have the meaning ascribed thereto in the preamble to this Agreement.

“MSG Entertainment Business” means all businesses and operations conducted by the MSG Entertainment Group from time to time, whether prior to, at or after the Distribution Date, other than the Spinco Business.

“MSG Entertainment Common Stock” means the issued and outstanding Class A Common Stock, par value $0.01 per share, of MSG Entertainment and Class B Common Stock, par value $0.01 per share, of MSG Entertainment.

“MSG Entertainment Compensation Committee” means the Compensation Committee of the Board of Directors of MSG Entertainment.

“MSG Entertainment Deferred Compensation Plan” shall have the meaning ascribed thereto in Section 5.4(a) of this Agreement.

“MSG Entertainment Director” means any individual who is a current or former non-employee director of MSG Entertainment as of the Distribution Date.

“MSG Entertainment Employee” means any individual who, immediately following the Distribution Date, will be employed by MSG Entertainment or any member of the MSG Entertainment Group in a capacity considered by MSG Entertainment to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“MSG Entertainment Excess Cash Balance Plan” shall have the meaning ascribed thereto in Section 5.1(a) of this Agreement.

“MSG Entertainment Excess Savings Plan” shall have the meaning ascribed thereto in Section 5.3(a).

“MSG Entertainment Excess Retirement Plan” shall have the meaning ascribed thereto in Section 5.2(a) of this Agreement.

“MSG Entertainment Flexible Spending Accounts Plan” shall have the meaning ascribed thereto in Section 6.2 of this Agreement.

“MSG Entertainment Group” means, as of the Distribution Date, MSG Entertainment and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The MSG Entertainment Group shall not include any member of the Spinco Group.

“MSG Entertainment Health & Welfare Plans” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.

“MSG Entertainment Liabilities” means all Liabilities assumed or retained by any member of the MSG Entertainment Group pursuant to this Agreement.

“MSG Entertainment Option” means an option to buy MSG Entertainment Class A Common Stock granted pursuant to an MSG Entertainment Share Plan (including the options adjusted for the Distribution) and outstanding as of the Distribution Date (or shortly thereafter to the extent necessary to determine any adjustments in connection with the Distribution).

“MSG Entertainment Participant” means any individual who, immediately following the Distribution Date, is an MSG Entertainment Employee, a Former MSG Entertainment Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“MSG Entertainment Plan” means any Plan sponsored, maintained or contributed to by MSG Entertainment or any of its Subsidiaries, including the MSG Entertainment Retained Retirement Plans, MSG Entertainment Share Plans, MSG Entertainment Flexible Spending Accounts Plan, MSG Entertainment Health & Welfare Plans and MSG Entertainment Retained Multi-Employer Benefit Plans.

“MSG Entertainment Retained Multi-Employer Benefit Plans” means the multi-employer plans that are listed on Exhibit C.

“MSG Entertainment Retained Retirement Plans” means the retirement plans that are listed on Exhibit A.

“MSG Entertainment RSU” means a restricted stock unit (including, for the avoidance of doubt, any restricted stock unit that is subject to performance vesting conditions) representing an unfunded and unsecured promise to deliver a share of MSG Entertainment Class A Common Stock, or cash or other property equal in value to the share of MSG Entertainment Class A Common Stock, that is granted pursuant to an MSG Entertainment Share Plan and outstanding as of the Distribution Date (or shortly thereafter to the extent necessary to determine any adjustments in connection with the Distribution).

“MSG Entertainment Share Plans” means, collectively, any stock option or stock incentive compensation plan or arrangement, including equity award agreements, maintained before the Distribution Date for employees, officers or non-employee directors of MSG Entertainment or its Subsidiaries or affiliates, as amended.

“NASDAQ” means The NASDAQ Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Participating Company” means MSG Entertainment and any Person (other than a natural person) participating in an MSG Entertainment Plan.

“Party” and “Parties” shall have the meanings ascribed thereto in the preamble to this Agreement.

“Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or governmental, or any agency or political subdivision thereof.

“Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), entered into, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“Shared Executives” means those individuals who, as of the Distribution Date, are employed or engaged in a senior executive capacity by both MSG Entertainment and Spinco.

“Spinco” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Spinco Business” shall have the meaning ascribed thereto in the Distribution Agreement.

“Spinco Common Stock” means the outstanding Class A Common Stock, par value $0.01 per share, of Spinco and Class B Common Stock, par value $0.01 per share, of Spinco.

“Spinco Deferred Compensation Plan” shall have the meaning ascribed thereto in Section 5.4(a) of this Agreement.

“Spinco Director” means any individual who is a current non-employee director of Spinco as of the Distribution Date.

“Spinco Employee” means any individual who, immediately following the Distribution Date, will be employed by Spinco or any member of the Spinco Group in a capacity considered by Spinco to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“Spinco Excess Cash Balance Plan” shall have the meaning ascribed thereto in Section 5.1(a).

“Spinco Excess Savings Plan” shall have the meaning ascribed thereto in Section 5.3(a).

“Spinco Excess Retirement Plan” shall have the meaning ascribed thereto in Section 5.2.

“Spinco Flexible Spending Accounts Plan” shall have the meaning ascribed thereto in Section 6.2 of this Agreement.

“Spinco Group” means, as of the Distribution Date, Spinco and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The Spinco Group shall not include any member of the MSG Entertainment Group.

“Spinco Health & Welfare Plans” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.

“Spinco Information Statement” means the definitive information statement distributed to holders of MSG Entertainment Common Stock in connection with the Distribution and filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 99.1 to the registration statement on Form 10 filed with the Commission to effect the registration of the Spinco Class A Common Shares pursuant to the Securities Exchange Act of 1934, as amended, or as an exhibit to a Form 8-K of Spinco.

“Spinco Liabilities” means all Liabilities assumed or retained by any member of the Spinco Group pursuant to this Agreement.

“Spinco Option” means an option to buy Spinco Class A Common Stock granted pursuant to a Spinco Share Plan and granted in connection with the Distribution (or shortly thereafter to the extent necessary to determine any adjustments in connection with the Distribution).

“Spinco Participant” means any individual who, immediately following the Distribution Date, is a Spinco Employee, a Former Spinco Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Spinco Plan” means any Plan sponsored, maintained or contributed to by any member of the Spinco Group, including the Spinco Retained Retirement Plans, Spinco Share Plans, Spinco Flexible Spending Accounts Plan, the Spinco Retiree Medical Program, Spinco Health & Welfare Plans and Spinco Retained Multi-Employer Benefit Plans.

“Spinco Retained Multi-Employer Benefit Plans” means the multi-employer plans that are listed on Exhibit D.

“Spinco Retained Retirement Plans” means the retirement plans that are listed on Exhibit B.

“Spinco RSU” means a restricted stock unit (including, for the avoidance of doubt, any restricted stock unit that is subject to performance vesting conditions) representing an unfunded and unsecured promise to deliver a share of Spinco Class A Common Stock, or cash or other property equal in value to the share of Spinco Class A Common Stock, that is granted pursuant to a Spinco Share Plan and granted in connection with the Distribution (or shortly thereafter to the extent necessary to determine any adjustments in connection with the Distribution).

“Spinco Share Plans” means the Spinco 2023 Employee Stock Plan, Spinco 2023 Stock Plan For Non-Employee Directors and any other stock plan or stock incentive arrangement, including equity award agreements, entered into by Spinco in connection with the Distribution.

“Subsidiary” has the same meaning as provided in the Distribution Agreement.

“Transition Period” means, with respect to each Spinco Plan in which any MSG Entertainment Group member is a Participating Company, the period of time beginning on the Distribution Date and ending on the date MSG Entertainment establishes a corresponding Plan and allows participation in such Plan, which shall be no later than the Effective Date. The Transition Period may be extended beyond the Effective Date if both Parties agree to the extension, and such agreement shall not be unreasonably withheld.

“Transition Period End Date” means the last day of each applicable Transition Period.

“Union Plan” shall have the meaning ascribed thereto in Section 4.1 of this Agreement.

“U.S.” means the United States of America.

Section 1.2    General Interpretive Principles. Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires. The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1    Assumption and Retention of Liabilities; Related Assets.

(a)    As of the Distribution Date, except as otherwise expressly provided for in this Agreement, MSG Entertainment shall, or shall cause one or more members of the MSG Entertainment Group to, assume or retain and MSG Entertainment hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all MSG Entertainment Plans (provided that, as between MSG Entertainment and Spinco, Spinco shall be responsible for certain of those Liabilities pursuant to Section 2.1(b) of this Agreement), (ii) all Liabilities with respect to the employment, retirement, service, termination of employment or termination of service of all MSG Entertainment Employees, Former MSG Entertainment Employees, MSG Entertainment Directors, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the MSG Entertainment Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the MSG Entertainment Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the MSG Entertainment Group, and (iii) any other Liabilities expressly assumed by or retained by MSG Entertainment or any of its Subsidiaries under this Agreement, including liabilities retained pursuant to Article V of this Agreement. For purposes of clarification and the avoidance of doubt, (x) the Liabilities assumed or retained by the MSG Entertainment Group as provided for in this Section 2.1(a) are intended to be MSG Entertainment Liabilities as such term is defined in the Distribution Agreement, and (y) the Parties intend that such Liabilities assumed or retained by the MSG Entertainment Group include the retirement benefits and health and welfare plan benefits under the MSG Entertainment Plans for all MSG Entertainment Employees, Former MSG Entertainment Employees, their dependents, beneficiaries, alternate payees and surviving spouses.

(b)    As of the Distribution Date, except as otherwise expressly provided for in this Agreement, Spinco shall, or shall cause one or more members of the Spinco Group to, assume or retain and Spinco hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Spinco Plans, (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all Spinco Employees, Former Spinco Employees, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Spinco Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the Spinco Group), and (iii) any other Liabilities expressly assumed or retained by Spinco or any of its Subsidiaries under this Agreement. For purposes of clarification and the avoidance of doubt, the Liabilities assumed or retained by the Spinco Group as provided for in this Section 2.1(b) are intended to be Spinco Liabilities as such term is defined in the Distribution Agreement.

(c)    From time to time after the Distribution, Spinco shall promptly reimburse MSG Entertainment, upon MSG Entertainment’s presentation of such substantiating documentation as Spinco shall reasonably request, for the cost of any Liabilities satisfied by MSG Entertainment or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of Spinco or any of its Subsidiaries.

(d)    From time to time after the Distribution, MSG Entertainment shall promptly reimburse Spinco, upon Spinco’s presentation of such substantiating documentation as MSG Entertainment shall reasonably request, for the cost of any Liabilities satisfied by Spinco or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of MSG Entertainment or any of its Subsidiaries.

Section 2.2    MSG Entertainment Participation in Spinco Plans.

(a)    During the Transition Period. Except for the Spinco Plans described in Articles III, V, VII and VIII herein, until the Transition Period End Date, MSG Entertainment and each member of the MSG Entertainment Group that presently participates in a particular Spinco Plan may continue to be a Participating Company in such Spinco Plan, and MSG Entertainment and Spinco shall take all necessary action to effectuate each such continuation. MSG Entertainment and each member of the MSG Entertainment Group shall pay Spinco for any MSG Entertainment Employee or Former MSG Entertainment Employee’s participation in the Spinco Plans.

(b)    After the Transition Period. Except as otherwise expressly provided for in this Agreement, effective as of the Transition Period End Date, MSG Entertainment and each member of the MSG Entertainment Group shall cease to be a Participating Company in the corresponding Spinco Plan, and MSG Entertainment and Spinco shall take all necessary action to effectuate each such cessation.

Section 2.3    Service Recognition.

(a)    Pre-Distribution Service Credit. MSG Entertainment shall give each MSG Entertainment Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any MSG Entertainment Plan for such MSG Entertainment Participant’s service with any member of the Spinco Group prior to the Distribution Date to the same extent such service was recognized by the corresponding Spinco Plans immediately prior to the Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

(b)    Post-Distribution Service Crediting for the MSG Entertainment Retained Retirement Plans and Spinco Retained Retirement Plans. Each of MSG Entertainment and Spinco (acting directly or through their respective Subsidiaries) shall cause each of the MSG Entertainment Retained Retirement Plans and the Spinco Retained Retirement Plans,

respectively, to provide the following service crediting rules effective as of the Distribution Date for so long as MSG Entertainment and Spinco remain under common Control:

(i)    If an MSG Entertainment Employee who participates in, or is eligible to participate in, the MSG Entertainment Excess Savings Plan becomes employed by a member of the Spinco Group on or after the Distribution Date, and such MSG Entertainment Employee has been continuously employed by the MSG Entertainment Group from the Distribution Date through the date such MSG Entertainment Employee commences active employment with a member of the Spinco Group, then such MSG Entertainment Employee’s service with the MSG Entertainment Group shall be recognized for purposes of eligibility, vesting and level of benefits under the Spinco Excess Savings Plan, to the same extent as such MSG Entertainment Employee’s service with the MSG Entertainment Group was recognized under the MSG Entertainment Excess Savings Plan.

(ii)    If a Spinco Employee becomes employed by a member of the MSG Entertainment Group and such Spinco Employee is continuously employed by the Spinco Group from the Distribution Date through the date such Spinco Employee commences active employment with a member of the MSG Entertainment Group, then such Spinco Employee’s service with the Spinco Group shall be recognized for purposes of eligibility, vesting and level of benefits under the MSG Entertainment Excess Savings Plan to the same extent as such Spinco Employee’s service with the Spinco Group was recognized under the corresponding Spinco Retained Retirement Plans, if any.

(iii)    Notwithstanding anything in this Agreement to the contrary, following the Distribution Date, the MSG Entertainment Retained Retirement Plans and the Spinco Retained Retirement Plans (other than the Cash Balance Pension Plan) shall provide that no break in service occurs with respect to any MSG Entertainment Employee or Spinco Employee who is hired or rehired by any member of the Spinco Group or the MSG Entertainment Group after the termination of such MSG Entertainment Employee’s or Spinco Employee’s employment with either the MSG Entertainment Group or the Spinco Group after such date.

(iv)    Notwithstanding anything in this Agreement to the contrary, the employment service with the MSG Entertainment Group or the Spinco Group shall not be double counted or result in duplicative benefits or service crediting under any MSG Entertainment Retained Retirement Plan or Spinco Retained Retirement Plan.

(c)    Post-Distribution Service Crediting for the MSG Entertainment and Spinco Health & Welfare Plans.

(i)    If an MSG Entertainment Employee who participates in any of the MSG Entertainment Health & Welfare Plans becomes employed by a member of the Spinco Group on or after the Distribution Date, and such MSG Entertainment Employee has been continuously employed by the MSG Entertainment Group from the Distribution Date through the date such MSG Entertainment Employee commences active employment with a member of the Spinco Group, then such MSG Entertainment Employee’s service with the MSG Entertainment Group following the Distribution Date shall be recognized for purposes of eligibility under the corresponding Spinco Health & Welfare Plans, in each case to the same extent as such MSG Entertainment Employee’s service with the MSG Entertainment Group was recognized under the corresponding MSG Entertainment Health & Welfare Plan.

(ii)    If a Spinco Employee who participates in any of the Spinco Health & Welfare Plans becomes employed by a member of the MSG Entertainment Group on or after the Distribution Date, and such Spinco Employee has been continuously employed by the Spinco Group from the Distribution Date through the date such Spinco Employee commences active employment with a member of the MSG Entertainment Group, then such Spinco Employee’s service with the Spinco Group following the Distribution Date shall be recognized for purposes of eligibility under the corresponding MSG Entertainment Health & Welfare Plans, in each case to the same extent as such Spinco Employee’s service with the Spinco Group was recognized under the corresponding Spinco Health & Welfare Plans.

ARTICLE III

U.S. QUALIFIED DEFINED BENEFIT PLAN

Section 3.1    Cash Balance Pension Plan. As of the Distribution Date, a member of the Spinco Group shall retain all of the assets in the trust underlying the Cash Balance Pension Plan, and remain responsible for all Liabilities under the Cash Balance Pension Plan.

ARTICLE IV

U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 4.1    401(k) Plans. On or prior to the Distribution Date, MSG Entertainment and Spinco shall take all necessary actions to add MSG Entertainment as a participating employer to the Madison Square Garden 401(k) Savings Plan (the “401(k) Plan”) and the Madison Square Garden 401(k) Union Plan (the “Union Plan”). On and after the Distribution Date, MSG Entertainment Participants who, immediately prior to the Distribution Date were participants in, or entitled to, future benefits under the 401(k) Plan shall continue to participate in the 401(k) Plan on the same terms and conditions as applied prior to the Distribution Date, as may be modified from time to time. On and after the Distribution Date, all contributions payable to the 401(k) Plan with respect to MSG Entertainment Participants, determined in accordance with the terms of the 401(k) Plan, ERISA and the Code, shall be paid by MSG Entertainment to the 401(k) Plan.Section 4.2

Section 4.2    Investment and Benefits Committee. Effective as of the Distribution Date, (a) the current Investment and Benefits Committee shall continue to administer the 401(k) Plan in accordance with its existing authority, and shall continue to oversee Spinco’s participation in the 401(k) Plan, and (b) MSG Entertainment shall establish an Investments and Benefits Committee, which, among other things, shall oversee its participation in the 401(k) Plan and the Union Plan.

ARTICLE V

NONQUALIFIED PLANS

Section 5.1    Excess Cash Balance Pension Plan.

(a)     No later than the Distribution Date, MSG Entertainment shall establish and make payments pursuant to a non-qualified defined benefit pension plan (the “MSG Entertainment Excess Cash Balance Plan”) to provide non-qualified retirement benefits to MSG Entertainment Employees who, immediately prior to the effective date of the MSG Entertainment Excess Cash Balance Plan, were entitled to future benefits under the MSG Entertainment Group, LLC Excess Cash Balance Plan (the “Spinco Excess Cash Balance Plan”) and shall assume the Liabilities as of the Distribution Date of the Spinco Excess Cash Balance Plan relating to MSG Entertainment Employees and Former MSG Entertainment Employees (but excluding, for the avoidance of doubt, Shared Executives).

(b)    As of the effective date of the MSG Entertainment Excess Cash Balance Plan, MSG Entertainment (acting directly or through its Subsidiaries) shall cause the MSG Entertainment Excess Cash Balance Plan to recognize and maintain all existing beneficiary designations with respect to MSG Entertainment Employees and Former MSG Entertainment Employees under the Spinco Excess Cash Balance Plan.

(c)    The Parties agree that the Liabilities of the Spinco Excess Cash Balance Plan relating to MSG Entertainment Employees and Former MSG Entertainment Employees shall be transferred to the MSG Entertainment Excess Cash Balance Plan effective as of the Distribution Date.

Section 5.2    Excess Retirement Plan. As of the Distribution Date, a member of the Spinco Group shall remain responsible for all Liabilities under the MSG Entertainment Group, LLC Excess Retirement Plan (the “Spinco Excess Retirement Plan”).

Section 5.3    Excess Savings Plan.

(a)    Establishment of the MSG Entertainment Excess Savings Plan. No later than the Distribution Date, MSG Entertainment shall establish a defined contribution plan for the benefit of MSG Entertainment Employees (including Shared Executives to the extent such Shared Executives are eligible to participate pursuant to their employment contracts) (the “MSG Entertainment Excess Savings Plan”) who, immediately prior to the effective date of the MSG Entertainment Excess Savings Plan, were participants in, or entitled to future benefits under, the MSG Entertainment Group, LLC Excess Savings Plan (the “Spinco Excess Savings Plan”).

(b)    Transfer of Spinco Excess Savings Plan Accounts. No later than the Distribution Date, Spinco shall cause the accounts in the Spinco Excess Savings Plan attributable to MSG Entertainment Employees and Former MSG Entertainment Employees (but excluding, for the avoidance of doubt, Shared Executives) to be transferred to the MSG Entertainment Excess Savings Plan and MSG Entertainment shall cause the MSG Entertainment Excess Savings Plan to accept such transfer of accounts in accordance with current practice and to assume and to fully perform, pay and discharge all Liabilities of the Spinco Excess Savings Plan relating to the accounts of MSG Entertainment Employees and Former MSG Entertainment Employees as of the effective date of the MSG Entertainment Excess Savings Plan.

(c)    Continuation of Elections. As of the effective date of the MSG Entertainment Excess Savings Plan, MSG Entertainment (acting directly or through its Subsidiaries) shall cause the MSG Entertainment Excess Savings Plan to recognize and maintain all elections, including deferral elections and beneficiary designations, as applicable, with respect to MSG Entertainment Employees and Former MSG Entertainment Employees under the Spinco Excess Savings Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the MSG Entertainment Excess Savings Plan.

Section 5.4    Executive Deferred Compensation Plan.

(a)    Establishment of the MSG Entertainment Deferred Compensation Plan. No later than the Distribution Date, MSG Entertainment shall establish a nonqualified deferred compensation plan for the benefit of MSG Entertainment Employees (the “MSG Entertainment Deferred Compensation Plan”) who, immediately prior to the effective date of the MSG Entertainment Deferred Compensation Plan, were participants in, or entitled to future benefits under, the Madison Square Garden Entertainment Corp. Executive Deferred Compensation Plan (the “Spinco Deferred Compensation Plan”).

(b)    Transfer of Spinco Deferred Compensation Plan Accounts. No later than the Distribution Date, Spinco shall cause the accounts in the Spinco Deferred Compensation Plan attributable to MSG Entertainment Employees and Former MSG Entertainment Employees to be transferred to the MSG Entertainment Deferred Compensation Plan and MSG Entertainment shall cause the MSG Entertainment Deferred Compensation Plan to accept such transfer of accounts in accordance with current practice and to assume and to fully perform, pay and discharge all Liabilities of the Spinco Deferred Compensation Plan relating to the accounts of MSG Entertainment Employees and Former MSG Entertainment Employees as of the effective date of the MSG Entertainment Deferred Compensation Plan.

(c)    Continuation of Elections. As of the effective date of the MSG Entertainment Deferred Compensation Plan, MSG Entertainment (acting directly or through its Subsidiaries) shall cause the MSG Entertainment Deferred Compensation Plan to recognize and maintain all elections, including deferral elections and beneficiary designations, as applicable, with respect to MSG Entertainment Employees and Former Spinco Employees under the Spinco Deferred Compensation Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the MSG Entertainment Deferred Compensation Plan.

Section 5.5    Transferred Employees. Employees who transfer from Spinco to MSG Entertainment after the Distribution Date will not be eligible for an immediate distribution of their account balance from the Spinco Excess Cash Balance Plan, Spinco Excess Retirement Plan, Spinco Excess Savings Plan or Spinco Deferred Compensation Plan; instead, subject to compliance with any applicable requirements of Section 409A of the Code, any such account balance shall be transferred to the MSG Entertainment Excess Cash Balance Plan, MSG Entertainment Excess Retirement Plan, MSG Entertainment Excess Savings Plan or MSG Entertainment Deferred Compensation Plan on the date of transfer, and Spinco shall pay MSG Entertainment an amount equal to the vested account balance as of the transfer date within 30 days of such transfer date. Employees who transfer from MSG Entertainment to Spinco after the Distribution Date will not be eligible for an immediate distribution of their account balance from the MSG Entertainment Excess Cash Balance Plan, MSG Entertainment Excess Retirement Plan, MSG Entertainment Excess Savings Plan or MSG Entertainment Deferred Compensation Plan; instead, subject to compliance with any applicable requirements of Section 409A of the Code, any such account balance shall be transferred to the MSG Entertainment Excess Cash Balance Plan, Spinco Excess Retirement Plan, Spinco Excess Savings Plan or Spinco Deferred Compensation Plan on the date of transfer, and MSG Entertainment shall pay Spinco an amount equal to the vested account balance as of the transfer date within 30 days of such transfer date.

Section 5.6    No Separation from Service. The transactions provided for under this Agreement shall not constitute a separation from service or a termination of employment under the MSG Entertainment Excess Cash Balance Plan, Spinco Excess Cash Balance Plan, MSG Entertainment Excess Retirement Plan, Spinco Excess Retirement Plan, MSG Entertainment Excess Savings Plan, Spinco Excess Savings Plan, MSG Entertainment Deferred Compensation Plan or Spinco Deferred Compensation Plan, each of which shall provide that no distribution of benefits shall be made to any MSG Entertainment Employee or Spinco Employee on account of these transactions.

ARTICLE VI

U.S. HEALTH AND WELFARE PLANS

Section 6.1    Health and Welfare Plans Maintained by Spinco Prior to the Distribution Date.

(a)    Establishment of the MSG Entertainment Health & Welfare Plans. Spinco or one or more of its Subsidiaries maintain each of the health and welfare plans set forth on Exhibit E attached hereto (the “Spinco Health & Welfare Plans”) for the benefit of eligible MSG Entertainment Participants and Spinco Participants. Effective as of January 1, 2024 (the “Effective Date”), MSG Entertainment shall, or shall cause one of its Subsidiaries to, adopt health and welfare plans (other than a retiree medical program) for the benefit of eligible MSG Entertainment Participants (collectively, the “MSG Entertainment Health & Welfare Plans”).

(b)    Terms of Participation in MSG Entertainment Health & Welfare Plans. MSG Entertainment (acting directly or through its Subsidiaries) shall cause all MSG Entertainment Health & Welfare Plans, if applicable, to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to MSG Entertainment Participants, other than limitations that were in effect with respect to MSG Entertainment Participants immediately prior to the Effective Date, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an MSG Entertainment Participant immediately prior to the Effective Date to the extent such MSG Entertainment Participant had satisfied any similar limitation under the analogous Spinco Health & Welfare Plan, and (iii) in the case of self-insured MSG Entertainment Health & Welfare Plans, provide credit for all benefits paid to MSG Entertainment Participants under the Spinco Health & Welfare Plans for purposes of determining when such persons have reached their lifetime maximums (if any) under the MSG Entertainment Health & Welfare Plan. Notwithstanding the foregoing, in the event that any MSG Entertainment Participant, Former MSG Entertainment Employee, or dependent thereof is confined to a facility for treatment as of the Effective Date, such persons nevertheless shall become covered under MSG Entertainment Health & Welfare Plans as of such date, and shall cease being covered under Spinco Health & Welfare Plans as of such date.

Section 6.2    Flexible Spending Accounts Plan. As of the Effective Date, MSG Entertainment (acting directly or through its Subsidiaries) shall establish a flexible spending accounts plan (the “MSG Entertainment Flexible Spending Accounts Plan”) with features that are comparable to those contained in the flexible spending accounts plan maintained by Spinco for the benefit of MSG Entertainment Participants immediately prior to the Effective Date (the “Spinco Flexible Spending Accounts Plan”). Following the Effective Date, MSG Entertainment Participants that presently participate in the Spinco Flexible Spending Accounts Plan may submit, for reimbursement in accordance with the Spinco Flexible Spending Accounts Plan, claims for health costs incurred during the 2023 plan year and any applicable grace period thereafter, and Spinco shall be responsible for the payment of such claims. MSG Entertainment shall be entitled to retain the net positive balance, if any, of the MSG Entertainment Participants’ flexible spending accounts from the 2023 plan year. MSG Entertainment shall pay to Spinco the net negative balance, if any, of the MSG Entertainment Participants’ flexible spending accounts from the 2023 plan year. As of the Effective Date, MSG Entertainment shall be responsible for administering all reimbursement claims of MSG Entertainment Participants under the MSG Entertainment Flexible Spending Accounts Plan with respect to calendar year 2023 under the MSG Entertainment Flexible Spending Accounts Plan.

Section 6.3    Legal Plan. Any case initiated by an MSG Entertainment Participant under the Spinco Group Legal Plan prior to the Effective Date will continue under such plan until its completion regardless of whether the MSG Entertainment Participant enrolls in the MSG Entertainment Group Legal Plan after the Effective Date.

Section 6.4    COBRA and HIPAA. As of the Effective Date, MSG Entertainment (acting directly or through its Subsidiaries) shall assume, or shall have caused the MSG Entertainment Health & Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to MSG Entertainment Participants who, as of the day prior to the Effective Date, were covered under a Spinco Health & Welfare Plan pursuant to COBRA or were eligible for COBRA under a Spinco Health & Welfare Plan and incur any COBRA claims after the Effective Date. Spinco shall be responsible for the claims incurred by MSG Entertainment Participants prior to the Effective Date, regardless of whether payments for such claims are made or due after the Effective Date. Spinco (acting directly or through its Subsidiaries) shall be responsible for administering compliance with the certificate of creditable coverage requirements of HIPAA applicable to the Spinco Health & Welfare Plans with respect to MSG Entertainment Participants for the period ending on the Effective Date. The Parties hereto agree that neither the Distribution nor any transfers of employment directly from the MSG Entertainment Group to the Spinco Group or directly from the Spinco Group to the MSG Entertainment Group that occur before the Effective Date shall constitute a COBRA “qualifying event” for purposes of COBRA.

Section 6.5    Liabilities.

(a)    Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Spinco shall cause the Spinco Health & Welfare

Plans to fully perform, pay and discharge all claims of MSG Entertainment Participants that are incurred prior to the Effective Date (whether reported or unreported by the Effective Date) for the Spinco Health & Welfare Plans, and MSG Entertainment shall pay Spinco for premiums incurred by Spinco in respect of MSG Entertainment Participants from the Distribution Date through the Effective Date. MSG Entertainment shall cause the MSG Entertainment Health & Welfare Plans to fully perform, pay and discharge all claims of MSG Entertainment Participants that are incurred on or after the Effective Date. With respect to claims of MSG Entertainment Participants that are incurred under such Spinco Health & Welfare Plans prior to the Effective Date (whether reported or unreported by the Effective Date), but after the Distribution Date, and paid by the Spinco Health & Welfare Plans, MSG Entertainment, as a Participating Company, shall promptly reimburse Spinco for any administrative or other expenses.

(i)    Long-Term Disability. Any MSG Entertainment Participant who is on long-term disability leave and receiving long-term disability benefits under the MSG Entertainment Group, LLC Benefits Program as of the Effective Date shall continue to receive benefits under the MSG Entertainment Group, LLC Benefits Program in accordance with the provisions of such Plan following the Effective Date.

(b)    Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, except as otherwise provided herein, MSG Entertainment (i) shall pay Spinco the Estimated Benefit Cost (defined below) for each month from the Distribution Date through the Effective Date for each MSG Entertainment Participant participating in such benefits (prorated for any partial month based on the number of days in such month) and (ii) acting directly or through its Subsidiaries, shall cause the MSG Entertainment Health & Welfare Plans to fully perform, pay and discharge all claims of MSG Entertainment Participants that are incurred on or after the Effective Date. The “Estimated Benefit Cost” shall equal the aggregate monthly cost of such self-insured benefits on a per-employee basis, as set forth in Spinco’s applicable annual budget (as may be adjusted quarterly), taking into account relevant claims experience. As soon as administratively practicable after the Effective Date, Spinco and MSG Entertainment shall determine the actual cost of providing such self-insured benefits to the MSG Entertainment Participants for the period from the Distribution Date through the Effective Date (the “Actual Benefit Cost”), which shall be determined based on the number, and claims experience, of MSG Entertainment Participants and Spinco Participants during that period. If the Actual Benefit Cost is greater than the aggregate Estimated Benefit Cost paid by MSG Entertainment, then MSG Entertainment shall promptly pay Spinco such shortfall, or if the aggregate Estimated Benefit Cost paid by MSG Entertainment is greater than the Actual Benefit Cost, then Spinco shall promptly reimburse such excess amount to MSG Entertainment. Except as provided otherwise herein, MSG Entertainment shall promptly reimburse Spinco for the administrative and other expenses related to self-insured benefit claims of MSG Entertainment Participants paid by the Spinco Health & Welfare Plans or Spinco that were incurred prior to the Effective Date (whether reported or unreported by the Effective Date).

(i)    Short-Term Disability.

(A)    Any MSG Entertainment Participant who is on short-term disability leave and receiving short-term disability benefits under the MSG Entertainment Group, LLC Benefits Program as of the Effective Date shall continue to receive short-term disability benefits under the MSG Entertainment Group, LLC Benefits Program. MSG Entertainment, as a Participating Company, shall reimburse Spinco for all administrative and other expenses paid by the MSG Entertainment Group, LLC Benefits Program or Spinco after the Effective Date. MSG Entertainment shall continue to pay any short-term disability benefits owed to an MSG Entertainment Participant under the MSG Entertainment Group, LLC Benefits Program.

(B)    Any MSG Entertainment Participant who is on a short-term disability leave as of the Effective Date, and who but for the transactions contemplated under the Distribution Agreement would have become eligible for long-term disability benefits in accordance with the provisions of the MSG Entertainment Group, LLC Benefits Program, will continue to be eligible for long-term disability benefits under the MSG Entertainment Group, LLC Benefits Program.

(c)    Incurred Claim Definition. For purposes of this Section 6.5, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services or provision of supplies giving rise to such claim or Liability; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iv) with respect to a period of continuous hospitalization (or any medical or other service or supply performed or provided during the period of continuous hospitalization), upon the date of admission to the hospital.

(d)    Retiree Medical Program. Notwithstanding the foregoing, Spinco shall retain all Liabilities under the Spinco Retiree Medical Program, whether incurred before, on or after the Distribution Date, with respect to qualifying MSG Entertainment Participants and Spinco Participants.

Section 6.6    Time-Off Benefits. MSG Entertainment shall credit each MSG Entertainment Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such MSG Entertainment Participant had with the Spinco Group as of the Distribution Date or as of an employee’s transfer date for a Spinco Employee who becomes an MSG Entertainment Employee prior to the first anniversary of the Distribution Date. Spinco shall credit each Spinco Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as of an employee’s transfer date for an MSG Entertainment Employee who becomes a Spinco Employee prior to the first anniversary of the Distribution Date. Notwithstanding the above, MSG Entertainment shall not be required to credit any MSG Entertainment Participant and Spinco shall not be required to credit any Spinco Participant with any accrual to the extent that a benefit attributable to such vacation time, sick time and other time-off benefits is paid by the Spinco Group or MSG Entertainment Group, respectively.

Section 6.7    Severance Pay Plans. The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any Spinco Participant or MSG Entertainment Participant for purposes of any policy, plan, program or agreement of MSG Entertainment or Spinco or any member of the MSG Entertainment Group or Spinco Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

ARTICLE VII

EQUITY COMPENSATION

Section 7.1    Equity Compensation. The Parties, including through instructions with their respective administrators and recordkeepers, shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate for the adjustment of the Equity Compensation under the MSG Entertainment Share Plans, for the issuance of the Equity Compensation under the Spinco Share Plans, and to coordinate the tax treatment of such Equity Compensation as set forth in this Article VII, all in a manner consistent with the resolutions adopted by the MSG Entertainment Compensation Committee in connection with the Distribution and the provisions of this Article VII.

Section 7.2    Taxes and Withholding.

(a)    Options.

(i)    Exercise Price.

(A)    Upon the exercise of an MSG Entertainment Option, whether by an MSG Entertainment Employee, Former MSG Entertainment Employee, MSG Entertainment Director, Spinco Employee, Former Spinco Employee or Spinco Director, the Parties shall take steps to ensure that the exercise price is delivered to MSG Entertainment.

(B)    Upon the exercise of a Spinco Option, whether by an MSG Entertainment Employee, Former MSG Entertainment Employee, MSG Entertainment Director, Spinco Employee, Former Spinco Employee or Spinco Director, the Parties shall take steps to ensure that the exercise price is delivered to Spinco.

(ii)    Taxes.

(A)    Upon exercise of an MSG Entertainment Option or Spinco Option, the employer or, in the case of a Former MSG Entertainment Employee or Former Spinco Employee, the former employer of such holder shall fund any employer taxes.

(B)    Upon exercise of an MSG Entertainment Option or Spinco Option, the Parties shall take steps to ensure that the applicable withholding amount is remitted in cash to the employer or, in the case of a Former MSG Entertainment Employee or Former Spinco Employee, the former employer of such holder.

(b)    [Intentionally Omitted.]

(c)    Restricted Stock Units.

(i)    Settlement.

(A)    After the Distribution Date, MSG Entertainment shall be responsible for all Liabilities under MSG Entertainment RSUs, whether such MSG Entertainment RSUs are held by MSG Entertainment Employees, Former MSG Entertainment Employees, Spinco Employees, Former Spinco Employees and individuals who received such MSG Entertainment RSUs in their capacity as MSG Entertainment Directors. MSG Entertainment shall settle, and satisfy any dividend obligations with respect to, such MSG Entertainment RSUs in accordance with the terms of its 2020 Employee Stock Plan and its 2020 Stock Plan for Non-Employee Directors.

(B)    After the Distribution Date, Spinco shall be responsible for all Liabilities under Spinco RSUs, whether such Spinco RSUs are held by MSG Entertainment Employees, Former MSG Entertainment Employees, Spinco Employees or Former Spinco Employees. Spinco shall settle, and satisfy any dividend obligations with respect to, such Spinco RSUs in accordance with the terms of its 2023 Employee Stock Plan.

(ii)    Taxes.

(A)    Upon settlement of any MSG Entertainment RSU or Spinco RSU, other than an MSG Entertainment RSU that is held by an individual who received such MSG Entertainment RSU in his capacity as an MSG Entertainment Director, the employer, or, in the case of a Former MSG Entertainment Employee or Former Spinco Employee, the former employer, of such holder shall fund any employer taxes.

(B)    Upon settlement of any MSG Entertainment RSU or Spinco RSU, other than an MSG Entertainment RSU that is held by an individual who received such MSG Entertainment RSU in his capacity as an MSG Entertainment Director, the Parties shall take steps to ensure that the applicable withholding amount is remitted in cash to the employer, or, in the case of a Former MSG Entertainment Employee or Former Spinco Employee, the former employer of such holder.

(C)    MSG Entertainment will be responsible for any tax reporting obligations associated with any MSG Entertainment RSUs that are held by an individual who received such MSG Entertainment RSU in his capacity as an MSG Entertainment Director.

(d)    Tax Deductions. With respect to the Equity Compensation held by individuals who are MSG Entertainment Employees or MSG Entertainment Directors at the time the Equity Compensation becomes taxable and individuals who are Former MSG Entertainment Employees at such time, MSG Entertainment shall claim any federal, state and/or local tax deductions after the Distribution Date, and Spinco shall not claim such deductions. With respect to the Equity Compensation held by individuals who are employees of the Spinco Group at the time the Equity Compensation becomes taxable and individuals who are Former Spinco Employees at such time, Spinco shall claim any federal, state and/or local tax deductions after the Distribution Date, and MSG Entertainment shall not claim such deductions. If either MSG Entertainment or Spinco determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to MSG Entertainment or Spinco pursuant to this Section 7.2 will instead be available only to the other party (whether as a result of a determination by the IRS, a change in the Code or the regulations or guidance thereunder, or otherwise), it will notify the other party and both Parties will negotiate in good faith to resolve the issue in accordance with the following principle: the party entitled to the deduction shall pay to the other party an amount that places the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 7.2. Such amount shall be paid within 90 days of filing the last tax return necessary to make the determination described in the preceding sentence.

Section 7.3    Cooperation. In addition to any cooperation principles governed by Article X, if, after the Distribution Date, MSG Entertainment or Spinco identify an administrative error in the individuals identified as holding Equity Compensation, the amount of Equity Compensation so held, the vesting level of such Equity Compensation, or any other similar error, MSG Entertainment and Spinco shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and MSG Entertainment and Spinco in the position in which they would have been had the error not occurred. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of MSG Entertainment Options and Spinco Options and the settlement of MSG Entertainment RSUs and Spinco RSUs. Each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records with respect to Equity Compensation are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Securities Exchange Act of 1934 and other applicable Laws.

Section 7.4    SEC Registration. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards to the extent any such registration statement is required by applicable Law.

Section 7.5    Savings Clause. The Parties hereby acknowledge that the provisions of this Article VII are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE VIII

ADDITIONAL COMPENSATION AND BENEFITS MATTERS

Section 8.1    Cash Incentive Awards.

(a)    Cooperation. The Parties shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate to achieve the treatment of annual cash incentive awards established under MSG Entertainment’s annual incentive plan(s) as approved by the MSG Entertainment Compensation Committee prior to the Distribution in accordance with the terms of such plan(s), including as set forth in this Section 8.1.

(b)    Liability.

(i)    Effective as of the Distribution Date, Spinco shall assume or retain, as applicable, responsibilities for all Liabilities, and fully perform, pay and discharge all Liabilities when such Liabilities become due, relating to any annual cash incentive awards or portion of any such incentive awards that any Spinco Participant is eligible to receive with respect to any performance period that ends after the Distribution Date and, effective as of the Distribution Date, MSG Entertainment shall have no obligations with respect to any such incentive awards. As soon as reasonably practicable, but in any event within 30 days, following the date that MSG Entertainment or Spinco pays an annual cash incentive award established with respect to the fiscal year ending June 30, 2024 to a MSG Entertainment Participant or Spinco Participant who, immediately prior to the Distribution, was a “corporate” employee of MSG Entertainment (including Shared Executives), the Parties shall cooperate to ensure that each Party is responsible for (and reimburses as applicable) the portion of the Liability with respect to such award accrued as of the Distribution Date reflected on Exhibit H, except as otherwise agreed between the Parties.

(ii)    MSG Entertainment acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the MSG Entertainment Group or Spinco Group to any MSG Entertainment Participant.

(iii)    Spinco acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the MSG Entertainment Group or Spinco Group to any Spinco Participant.

Section 8.2    Individual Arrangements.

(a)    MSG Entertainment Individual Arrangements. MSG Entertainment acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the MSG Entertainment Group or Spinco Group to any MSG Entertainment Participant.

(b)    Spinco Individual Arrangements. Spinco acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the MSG Entertainment Group or Spinco Group to any Spinco Participant.

(c)    [Intentionally Omitted].

(d)    Effect of the Distribution on Severance. The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any Spinco Participant for purposes of any policy, plan, program or agreement of MSG Entertainment or Spinco or any member of the MSG Entertainment Group or Spinco Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

Section 8.3    Non-Competition. For the purpose of any non-compete provision in any MSG Entertainment Plan or any award thereunder, each of Spinco and Madison Square Garden Sports Corp. shall not be regarded as a “competitive entity.” For the purpose of any non-compete provision in any Spinco Plan or any award thereunder, each of MSG Entertainment and Madison Square Garden Sports Corp. shall not be regarded as a “competitive entity.” This Section 8.3 shall apply only so long as MSG Entertainment, Spinco and Madison Square Garden Sports Corp. remain under common Control.

Section 8.4    Collective Bargaining. To the extent any provision of this Agreement is contrary to the provisions of any collective bargaining agreement to which MSG Entertainment or Spinco or any of their respective Subsidiaries is a party, the terms of such collective bargaining agreement shall prevail. Should any provisions of this Agreement be deemed to relate to a topic determined by an appropriate authority to be a mandatory subject of collective bargaining, MSG Entertainment or Spinco may be obligated to bargain with the union representing affected employees concerning those subjects.

Section 8.5    Union Dues; Severance and Fringe Benefits. MSG Entertainment and its Subsidiaries shall retain responsibility for the payment of dues and severance and fringe benefit payments on behalf of MSG Entertainment Employees with respect to the unions set forth on Exhibit F. Spinco and its Subsidiaries shall retain responsibility for the payment of dues and severance and fringe benefit payments on behalf of Spinco Employees with respect to the unions set forth on Exhibit G.

Section 8.6    Director Programs. MSG Entertainment shall retain responsibility for the payment of any fees and MSG Entertainment RSUs payable in respect of service on the MSG Entertainment Board of Directors that are payable but not yet paid as of the Distribution Date, and Spinco shall have no responsibility for any such payments (to an individual who is a member of the Spinco Board of Directors as of the Distribution Date or otherwise).

Section 8.7    Section 409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.

ARTICLE IX

INDEMNIFICATION

Section 9.1    Indemnification. All Liabilities retained or assumed by or allocated to MSG Entertainment or the MSG Entertainment Group pursuant to this Agreement shall be deemed to be “MSG Entertainment Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement, and all Liabilities retained or assumed by or allocated to Spinco or the Spinco Group pursuant to this Agreement shall be deemed to be “Spinco Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1    Sharing of Information. MSG Entertainment and Spinco (acting directly or through their respective Subsidiaries) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Plans, to assist Spinco in obtaining its own insurance policies to provide benefits under Spinco Plans, and to determine the scope of, as well as fulfill, its obligations under this Agreement; provided, however, that, in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 10.1 in a manner that mitigates any such harm or consequence to the extent practicable, and the Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any such Information. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in Section 4.4 of the Distribution Agreement.

Section 10.2    Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 10.3    Non-Termination of Employment; No Third-Party Beneficiaries. No provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any MSG Entertainment Employee or Spinco Employee or other future, present, or former employee of any member of the MSG Entertainment Group or Spinco Group under any MSG Entertainment Plan or Spinco Plan or otherwise. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any employee or former employee of MSG Entertainment or Spinco or either of their respective Subsidiaries or any beneficiary or dependent thereof) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio, thereby precluding it from having any amendatory effect. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of MSG Entertainment, Spinco or either of their respective Subsidiaries any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 10.4    Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 10.5    Access to Employees. Following the Distribution Date, MSG Entertainment and Spinco shall, or shall cause each of their respective Subsidiaries to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the MSG Entertainment Group and any member of the Spinco Group) to which any employee, director or Plan of the MSG Entertainment Group or Spinco Group is a party and which relates to their respective Plans prior to the Distribution Date.

Section 10.6    Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Spinco Participants under MSG Entertainment Plans shall be transferred to and be in full force and effect under the corresponding Spinco Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Spinco Participant.

Section 10.7    Not a Change in Control. The Parties hereto acknowledge and agree that the transactions contemplated by the Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any MSG Entertainment Plan or Spinco Plan.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Effect If Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by MSG Entertainment and Spinco and neither Party shall have any Liability to the other Party under this Agreement.

Section 11.2    Complete Agreement; Construction. This Agreement, including the Exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 11.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 11.4    Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 11.5    Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To MSG Entertainment:

Madison Square Garden Entertainment Corp. (or, after the applicable name change, MSG Sphere Corp.)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

To Spinco:

MSGE Spinco, Inc. (or, after the applicable name change, Madison Square Garden Entertainment Corp.)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

Section 11.6    Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 11.7    Amendments. Subject to the terms of Sections 11.8 and 11.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 11.8    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either Party may assign this Agreement to a purchaser (by merger, sale of assets or otherwise) of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed. Any arrangement in violation of the provisions of this Section 11.8 shall be void.

Section 11.9    Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.10    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 11.11    Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.12    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 11.13    Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 11.14    Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.15    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

MADISON SQUARE GARDEN ENTERTAINMENT CORP. (to be renamed MSG Sphere Corp.)

By:
Name:
Title:

MSGE SPINCO, INC. (to be renamed Madison Square Garden Entertainment Corp.)

By:
Name:
Title:

[Signature Page to Employee Matters Agreement]